[LOGO]                                                Contact: Stephen H. Hoefer
                                                       Agway Inc., P.O. Box 4933
                                                        Syracuse, New York 13221
                                                      Phone: Office 315.449.6474
                                                               FAX: 315.449.6281
                                                       E-Mail: shoefer@agway.com


FOR IMMEDIATE RELEASE
Monday, August 20, 2001

                          AGWAY ANNOUNCES 2001 RESULTS

       SYRACUSE, NY ... Agway, Inc. today reported sales and revenues for the year ended June 30, 2001 were $1.55 billion, an increase of $190 million compared to sales and revenues for the prior year. The 14 percent increase in sales and revenues was primarily due to a combination of higher product prices and volumes in the energy business.

       The Cooperative reported a net loss of $8.9 million, compared to a net loss of $9.4 million in fiscal 2000 which included the discontinued operations of the Cooperative's Retail business. Agway reported strong earnings in fiscal 2001 for Agway Energy Products, Agway Insurance and Telmark, Agway's lease financing subsidiary. The net loss in fiscal 2001 was primarily due to operating losses in the Cooperative's Agriculture segment, including anticipated costs involved in the previously announced reconfiguring of the Agriculture segment, and the costs for closing an underperforming produce operation in Texas.

       In December 2000, Agway announced a plan to realign the Agriculture segment with the continuing concentration of farming in the northeastern United States and to convert the segment's historic operating losses to profits by fiscal 2003. The plan called for the formation of a Feed Division and an Agronomy Division, which has been completed. The plan also involved the conversion of some Agway-owned facilities to dealer operations, as well as the sale or closing of some Agway-owned facilities. Fiscal 2001 costs associated with returning this business segment to profitability included such items as new information systems, new procurement systems, inventory liquidation and severance pay. As stated in the December 2000 announcement, "we expect continued losses from the Agriculture segment's operations, potentially at higher levels in fiscal 2001 than in fiscal 2000, due in part to the costs associated with the plan. In fiscal 2002, while still in the transition phase, the Agriculture segment's operating losses in total will likely continue, but we expect substantial improvement in the Agriculture segment's operating results to begin."

        "This has been a challenging year for Agway and most of the agriculture industry," said Donald P. Cardarelli, Agway president and CEO. "Here in the Northeast we have seen a dramatic shift in who is farming, where farming is taking place and what products farmers want. This change has had a dramatic impact on Agway's feed and agronomy locations, many of which were designed and built for a much different form of farming than what we have today."

       "While we are disappointed with our overall financial results, we are pleased with the strong performances in several of our businesses and we are pleased with what we have been able to achieve in a short period of time in realigning our Agriculture segment with the rapidly changing Northeast farm marketplace," said Cardarelli. "The changes we are making in our Agriculture segment provide a solid foundation for achieving improved financial results for the Cooperative in the years ahead."


                                    --MORE--


PAGE 2-

        "Right now, we are focused on completing the implementation of the Agriculture Plan and increasing our equity levels by improving earnings in each of our businesses and reducing debt," the Agway CEO said. "As we work towards strengthening the Cooperative's balance sheet, we will continue to look for new ways to serve farmers through technology, knowledge, new partnerships and new distribution methods. We are committed to farming and we are committed to continuing as a leader in the Northeast agriculture marketplace."

       The Cooperative also reported that, during fiscal 2001, Agway and Telmark paid over $37 million in dividends and interest to their investors, principally Agway farmer-members, employees and retirees.

     Agway will hold its 2001 Annual Meeting on October 22 at its headquarters building in DeWitt, NY. At the meeting, eight individuals, nominated earlier in the year, are expected to be officially elected to the Agway Board of Directors. The director nominees include: Stanley J. Burkholder, Chambersburg, PA; Donald
P. Cardarelli, Syracuse, NY; John R. Cook, Boston, MA; Andrew J. Gilbert, Potsdam, NY; Thomas G. Hardy, New York, NY; John Ligo, Grove City, PA; Matt Rogers, Clinton, ME; and William W. Young, Clifton Springs, NY.

     Agway, Inc. is an agricultural cooperative owned by 69,000 Northeast farmer-members. The Cooperative is headquartered in DeWitt, NY. Visit Agway's website at www.agway.com.
           -------------

Forward Looking and Cautionary Statement
----------------------------------------
Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. Agway wishes to caution you that these statements are only predictions and that actual events or results may differ materially. Agway refers you to the documents the Company files from time to time with the Securities and Exchange Commission, specifically, the Company's most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in Agway's projections or forward looking statements.



Editor's Note:    This press release is available on Agway's website at
                  www.agway.com/news.
                  ------------------